Exhibit 99.1

Cryoport Continues to Climb, Reporting 34% Revenue Growth

for the First Quarter of Fiscal Year 2017

- - -

Company added 28 new biopharma clients during first three months of FY2017 and is supporting 23 of 28 leading CAR-T projects

IRVINE, CA – August 15, 2016 — Cryoport, Inc. (NASDAQ: CYRX, CRYXW), the world's leading cryogenic logistics company serving the life sciences industry, today announced financial results for the three-month period ended June 30, 2016.

“Cryoport continued to achieve strong financial results for the first quarter of our Fiscal Year 2017, reporting 34% year-over-year revenue growth,” stated Mr. Jerrell Shelton, Chief Executive Officer of Cryoport, Inc. “We leveraged FY 2016’s momentum to secure additional revenue opportunities from our existing client base and partnered with multiple new clients across each of our three markets - biopharma, reproductive medicine and animal health. We also secured $3.5 million in additional funds to support our growth and development initiatives.

“Our continued revenue growth was primarily driven by our expanding base of biopharma clients, of which Cryoport secured 28 new clients in the First Quarter of FY2017. Biopharma continues to account for the largest portion of our total revenues and is our fastest growing market. It is important to note that we have continued our progress in signing new clients with ground-breaking life sciences companies. Working with the world’s foremost biopharmaceutical corporations, of course, positions us for further growth and serves to validate our reputation as a best-in-class provider of reliable cold chain logistics solutions. We are pleased with our sales team’s demonstrated ability to further strengthen our market position and secure sales.

“Cryoport’s reputation for dependability is growing rapidly and we are becoming recognized for our innovative cold chain solutions in the life sciences industry. Many companies within our biopharma client base are conducting clinical trials in the fast-growing regenerative medicine space. These companies rely on Cryoport to optimize their entire logistics supply chain in support of their clinical trials and ensuing commercialization activities. The early adoption of our services in this exponential growth area of the biopharma marketplace and the potential for us to scale with our clients as their therapies are approved is extremely encouraging. Our cold chain logistics solutions are currently supporting 23 out of the 28 leading clinical-stage CAR T-Cell programs that are underway and are now supporting more than 90 clinical trials, including 14 phase III projects. In addition, at the end of the First Quarter of FY2017, we signed our first agreement to support the manufacture of a multi-billion dollar commercially launched biopharma product,” continued Mr. Shelton.

1

“During the First Quarter, we also continued to expand our presence in reproductive medicine and laid the groundwork for recapturing our growth in the animal health market. The resiliency of U.S. demand for human reproductive services drove solid revenue growth of 10% year over year for the First Quarter in reproductive medicine, despite changes in international regulations in some Asian countries. This growth was driven by focused marketing activities. Our animal health revenue increased 8% sequentially, after experiencing challenges in the second half of FY 2016 due to a manufacturing slowdown by one of our larger clients.

“In response to market demand we also rolled out several strategic initiatives during the quarter to accelerate future growth. They included the launch of Cryoport Biostorage, enabling us to provide comprehensive storage and fulfillment services to our clients and our Cryoport Temperature Controlled Logistics Consulting Services to address our clients’ cold chain advisory needs. In addition, we introduced the SmartPak II™ Condition Monitoring System, which provides advanced, real-time condition and location data for monitoring critical biological commodities and enhancing our “Chain of Condition and Chain of Custody” information. These new offerings serve to ensure that we continue to have the most comprehensive, end-to-end services and tools for tailoring client specific cold chain logistics solutions. For Cryoport, “Science. Logistics. Certainty.” is not just a tag line; it is a mandate as we work to strengthen Cryoport’s position as the “go-to” provider of choice for all cold chain logistics needs in the biopharma, reproductive medicine and animal health markets,” concluded Mr. Shelton.

Market Highlights:

Biopharma

•	Biopharma revenue increased by 59% compared to the prior year quarter

•	Added 28 new biopharma clients in the first three months of the Fiscal Year 2017

•	To date supporting 90 clinical trials in total, of which 14 are in Phase III

Reproductive Medicine

•	Reproductive medicine revenue increased by 10% for the first fiscal quarter compared to the same quarter last year, led by a 43% increase in the U.S. market. This was partially offset by a decline in international revenue of 12%. International revenue continues to be impacted by the restriction of reproductive tourism in certain Asian countries.

2

Animal Health

•	Revenue from the animal health market was down 15% in the first quarter compared to the same quarter last year, due to a temporary reduction in shipping volume from one of the Company’s larger clients. Revenue increased 8% compared with Q4 of Fiscal Year 2016.

Financial Results:

•	Revenue increased 34% to $1.9 million for the three-month period ended June 30, 2016, compared with the same period in the prior year. This growth was driven by an overall increase in the number of clients utilizing the Company’s solutions complimented by growth and frequency from current clients.

•	Gross margin for the three-month period ended June 30, 2016 was 41% compared to 34% for the same three-month period in the prior year, driven by increased business volume and pricing adjustments, as well as a reduction in freight as a percentage of revenues.

•	Operating costs and expenses increased by $657,000 for the three-month period ended June 30, 2016. This increase is primarily due to non-cash stock compensation expenses, salaries and associated employee costs to build out the organization and an increase in sales and marketing activities.

•	Net loss for the three-month period ended June 30, 2016 was $3.9 million compared to $1.9 million in the same three-month period in the prior year. Net loss attributable to common stockholders for the three-month period ended June 30, 2016 was $3.9 million, or $0.28 per share, compared with $6.6 million, or $1.31 per share, in the same three-month period in the prior year.

•	The Company reported $4.5 million in cash and cash equivalents as of June 30, 2016, compared to $2.8 million as of Fiscal Year ended March 31, 2016. The increase in cash includes net proceeds of $3.5 million received from financing activities, including a tender offer of $2.3 million and a rights offering of $1.2 million.

Further information on Cryoport’s results are included on the attached unaudited condensed consolidated balance sheets and statements of operations, and a further explanation of Cryoport’s financial performance will be provided in Cryoport’s quarterly report on Form 10-Q for the three months ended June 30, 2016, which will be filed with the SEC today, August 15, 2016. The full report will be available on the SEC Filings section of the Investor Relations section of the Company’s website at. www.cryoport.com.

Conference Call

Cryoport will host a conference call at 4:30 p.m. ET today, Monday, August 15th, to review its financial results and business outlook. Cryoport will provide an update on revenue from its three main lines of business – Biopharma, Animal Health and Reproductive Medicine. Management will also report on new client activities and provide a general business outlook.

3

Participants should dial 1-888-539-3696 (United States) or 1-719-325-2420 (International) and request the “Cryoport call” or provide confirmation code: 5435810. A live audio webcast of the call and slide deck will also be available on the Investor Relations section of the Company’s website at www.cryoport.com or at this link. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

An archive of the webcast will be available approximately three hours after completion of the live event and will be accessible on the Investor Relations section of the Company's website at www.cryoport.com for a limited time. A dial-in replay of the call will also be available to those interested until August 22, 2016. To access the replay, dial 1-877-870-5176 (United States) or 1-858-384-5517 (International) and enter replay pin number: 5435810.

About Cryoport, Inc.

Cryoport is the premier provider of cryogenic logistics solutions to the life sciences industry through its purpose-built proprietary packaging, information technology and specialized cold chain logistics expertise. The Company provides leading edge logistics solutions for biologic materials, such as immunotherapies, stem cells, CAR-T cells and reproductive cells for clients worldwide. Cryoport actively supports points-of-care, CRO’s, central laboratories, pharmaceutical companies, contract manufacturers and university researchers. For more information, visit www.cryoport.com.

To download Cryoport's investor relations app, which offers access to SEC documents, press releases, videos, audiocasts and more, please click to download from your iPhone and iPad or Android mobile device.

Forward Looking Statements

Statements in this news release which are not purely historical, including statements regarding Cryoport, Inc.’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, and technical development risks. The company’s business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended March 31, 2016. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Cryoport, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Investor Contacts:

Todd Fromer / Elizabeth Barker

tfromer@kcsa.com / ebarker@kcsa.com

P: 1 212-682-6300

(TABLES BELOW)

4

Cryoport Inc. and Subsidiary

 Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,
	2016	2015
Revenues	$1,917,566	$1,431,063
Cost of revenues	1,135,616	943,151
Gross margin	781,950	487,912

Operating costs and expenses:
General and administrative	1,429,768	1,141,748
Sales and marketing	1,195,638	884,609
Research and development	135,799	77,724
Total operating costs and expenses	2,761,205	2,104,081

Loss from operations	(1,979,255)	(1,616,169)
Other expense:
Interest expense	(21,242)	(303,800)
Warrant repricing expense	(1,929,818)	-
Other expense, net	(1,915)	(975)
Loss before provision for income taxes	(3,932,230)	(1,920,944)
Provision for income taxes	(2,484)	(3,320)
Net loss	(3,934,714)	(1,924,264)
Preferred stock beneficial conversion charge	-	(4,474,348)
Undeclared cumulative preferred dividends	-	(208,490)
Net loss attributable to common stockholders	$(3,934,714)	$(6,607,102)

Net loss per share attributable to common stockholders - basic and diluted	$(0.28)	$(1.31)
Weighted average shares outstanding - basic and diluted	14,199,742	5,055,649

5

Cryoport Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	June 30,	March 31,
	2016	2016
	(unaudited)
Current Assets:
Cash and cash equivalents	$4,525,720	$2,792,526
Accounts receivable, net	1,015,265	1,020,999
Inventories	83,544	69,801
Prepaid expenses and other current assets	288,955	248,729
Total current assets	5,913,484	4,132,055
Property and equipment, net	1,410,349	1,319,741
Intangible assets, net	4,860	8,581
Deposits	363,403	363,403
Total assets	$7,692,096	$5,823,780

Current liabilities:
Accounts payable and other accrued expenses	$1,366,543	$1,271,926
Accrued compensation and related expenses	376,844	508,754
Related party notes payable and accrued interest, net of discount	863,557	392,898
Total current liabilities	2,606,944	2,173,578
Related party notes payable, net of current portion	-	554,275
Total liabilities	2,606,944	2,727,853
Total stockholders' equity	5,085,152	3,095,927
Total liabilities and stockholders' equity	$7,692,096	$5,823,780

6